Exhibit 99.1

SAIC Announces Financial Results for First Quarter of Fiscal Year 2011

•	Revenues: Up 1 percent to $2.69 billion

•	Operating Income: Up 1 percent to $207 million

•	Diluted EPS from Continuing Operations: Up 10 percent to $0.32

•	Affirms guidance for fiscal year 2011

MCLEAN, Va., June 3, 2010 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the first quarter of fiscal year 2011, which ended April 30, 2010.

“We won several significant contracts during the quarter in national priority areas such as cybersecurity and logistics,” said Walt Havenstein, SAIC chief executive officer. “These awards reflect the strong alignment between our strategic capabilities and our customers’ missions. We improved our book-to-bill ratio considerably to 1.2, and our outlook for fiscal year 2011 remains unchanged.”

Summary Operating Results

Revenues for the quarter were $2.69 billion, up 1 percent from $2.65 billion in the first quarter of fiscal year 2010. Internal revenue growth contracted 1 percentage point for the quarter. Internal revenue growth was adversely affected by fewer new contract starts from lower recent bookings, and lower demand for materials on a number of programs.

Operating income for the quarter was $207 million (7.7 percent of revenue), up 1 percent from $204 million (7.7 percent of revenue) in the first quarter of fiscal year 2010. Operating income for the quarter included a $3 million severance charge in connection with the expiration of the Scottish Power IT outsourcing contract. Income from continuing operations for the quarter was $125 million, up 7 percent from $117 million in the first quarter of fiscal year 2010. The growth in income from continuing operations was primarily driven by a lower effective tax rate as a result of the resolution of income tax uncertainties.

Diluted earnings per share (EPS) from continuing operations for the quarter were $0.32, up 10 percent from $0.29 in the first quarter of fiscal year 2010, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 378 million, down 5 percent from 397 million in the first quarter of fiscal year 2010, due primarily to share repurchases made over the last five quarters.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $138 million (or 1.1 times income from continuing operations), down 15 percent from $163 million in the first quarter of fiscal year 2010. Days sales outstanding were 69 days in the quarter, compared to 68 days in the first quarter of fiscal year 2010.

During the quarter, the company used $140 million to fund the acquisition of CloudShield Technologies, a leading cybersecurity and management solutions provider. Also, the company used $291 million to repurchase approximately 16.1 million shares including 14.6 million under the company’s stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. As of April 30, 2010, the company had $568 million in cash and cash equivalents and $1.1 billion in long-term debt.

Mark W. Sopp, SAIC chief financial officer commented, “We continued to manage working capital well and deployed a significant amount of cash this quarter, particularly toward share repurchases. We expect these actions will contribute to earnings growth in future quarters, while we have retained ample capacity for investment opportunities ahead.”

New Business Awards

Net new business bookings totaled $3.2 billion in the first quarter, representing a book-to-bill ratio of 1.2. Net bookings are calculated as the current period’s ending backlog plus the current period’s revenues less the prior period’s ending backlog and less the backlog obtained in acquisitions during the period.

Large, competitive definite delivery contract awards received during the quarter include:

•

Naval Surface Warfare Center (NSWC) – Crane Division Support. SAIC was awarded a five-year, $351 million follow-on task order by NSWC to provide technical and engineering services to support sensor and weapon development and integration for air, surface and unmanned platforms.

•

U.S. Army Sustainment Command (ASC) Support. SAIC was awarded a four and one-half year, $128 million contract to provide centralized materiel management control and distribution services to help ASC ensure readiness and accelerate logistics support to commanders and troops in the field.

•

Navy Tactical Mobile Program Support. SAIC received a five-year, $108 million contract from the Space and Naval Warfare Systems Command to provide systems engineering and technical support services to the Navy Tactical Mobile Program. The program provides the ground support elements for pre-flight-mission planning, in-flight and post-flight data processing and analysis for maritime patrol aircraft performing anti-submarine warfare and intelligence, surveillance, and reconnaissance missions.

•

Environmental Protection Agency Support. Under a five-year, $26 million follow-on task order, SAIC will provide technical services and IT support to help the agency enhance information sharing internally and with the public through web sites and databases.

•

Walter Reed Army Medical Center Support. SAIC was awarded a 21-month, $26 million task order to provide comprehensive IT infrastructure support services to Walter Reed Army Medical Center, the largest Department of Defense military hospital. The services, which SAIC has provided for nine years, include project management, capacity planning, systems administration, and information assurance.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (IDIQ) contracts that are not included in net bookings. The most notable IDIQ awards during the quarter were:

•

U.S. Army Research, Development and Engineering Command Support. SAIC received a multiple award IDIQ contract to provide chemical, biological, radiological, nuclear, and explosive support services to the nation’s principal research and development center for chemical and biological warfare agent defense. The five-year contract has a total value of $485 million for all awardees.

•

Space and Naval Warfare Systems Center Pacific (SSC Pacific) Support. Under a single-award IDIQ contract, SAIC will provide technical and engineering services to support SSC Pacific’s security, surveillance, and unmanned systems. The $47.6 million contract includes three, one-year award terms and has a potential value of more than $63 million, if all award terms are exercised.

•

U.S. Naval Inventory Control Point (NAVICP) Support. SAIC was awarded a follow-on, single-award IDIQ contract to provide technical services support to the NAVICP Technical Assistance for Repairable Processing program. SAIC’s services will help NAVICP reduce repair costs for naval weapons systems while minimizing the investment in required inventory to sustain warfighting operations. The five-year contract has a ceiling value of $47 million.

The company’s backlog of signed business orders at the end of the first quarter of fiscal year 2011 was $16.1 billion, of which $5.6 billion was funded. As compared to the end of the fourth quarter of fiscal year 2010, total backlog increased 3 percent and funded backlog increased 7 percent. The negotiated unfunded backlog of $10.5 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Given its operating and business development performance through the first quarter of the fiscal year, the company expects its fiscal 2011 results to be consistent with the forward guidance provided on March 30, 2010. These expectations are:

•	Growing revenue internally in the 3 percent to 6 percent range;

•	Improving operating income margin by 10 to 20 basis points; and

•	Growing diluted earnings per share from continuing operations from 8 percent to 14 percent.

These operating margin and diluted earnings per share expectations exclude the charges from the previously announced expiration of the Scottish Power IT outsourcing contract, currently estimated to be in the range of $20 to $30 million.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $10.8 billion for its fiscal year ended January 31, 2010. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in contract awards or the U.S. budget process; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to successfully acquire businesses and make investments; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of June 3, 2010. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Mark Sopp

703-676-2283

Media Relations:
Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30
	2010	2009
Revenues	$2,685	$2,649
Costs and expenses (a):
Cost of revenues	2,352	2,295
Selling, general and administrative expenses	126	150

Operating income	207	204
Non-operating income (expense):
Interest income	—	1
Interest expense	(18)	(19)
Other income, net	—	3

Income from continuing operations before income taxes	189	189
Provision for income taxes	(64)	(72)

Income from continuing operations	125	117
Discontinued operations:
Loss from discontinued operations before income taxes	(2)	(1)
Benefit for income taxes	2	—

Loss from discontinued operations	—	(1)

Net income	$125	$116

Earnings per share (b):
Basic:
Income from continuing operations	$0.32	$0.29
Loss from discontinued operations	—	—

	$0.32	$0.29

Diluted:
Income from continuing operations	$0.32	$0.29
Loss from discontinued operations	—	(0.01)

	$0.32	$0.28

Weighted average number of shares outstanding:
Basic	375	392

Diluted	378	397

(a)      Effective February 1, 2010, the Company updated its disclosure statements with the Defense Contract Management Agency, resulting in certain costs being classified differently as overhead (included in cost of revenues) or general and administrative expenses on a prospective basis. This change has caused a net increase in reported cost of revenues and a net decrease in reported SG&A expenses in fiscal 2011 as compared to fiscal 2010; however, total operating costs were not affected by this change.

(b)     On February 1, 2009, the company adopted an accounting standard regarding earnings per share that requires an allocation of income from continuing operations and net income to the company’s unvested stock awards which are considered participating securities in accordance with the standard. The company’s unvested stock awards are excluded from the weighted average number of shares outstanding. The company allocated the following amounts of income from continuing operations and net income to unvested stock awards for the purposes of calculating earnings per share (EPS):

Income from continuing operations for basic and diluted EPS	$4	$3
Net income for basic and diluted EPS	$4	$3

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	April 30, 2010	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$568	$861
Receivables, net	2,073	2,044
Inventory, prepaid expenses and other current assets	306	288

Total current assets	2,947	3,193
Property, plant and equipment, net	398	389
Intangible assets, net	139	106
Goodwill	1,548	1,434
Deferred income taxes	86	103
Other assets	72	70

	$5,190	$5,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,131	$1,191
Accrued payroll and employee benefits	532	512
Income taxes payable	26	—
Notes payable and long-term debt, current portion	3	3

Total current liabilities	1,692	1,706
Notes payable and long-term debt, net of current portion	1,103	1,103
Other long-term liabilities	187	195

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 380 million and 388 million shares issued and outstanding at April 30, 2010 and January 31, 2010, respectively	—	—
Additional paid-in capital	2,090	2,096
Retained earnings	156	239
Accumulated other comprehensive loss	(38)	(44)

Total stockholders’ equity	2,208	2,291

	$5,190	$5,295

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended April 30
	2010	2009
Cash flows from operations:
Net income	$125	$116
Loss from discontinued operations	—	1
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	25	22
Stock-based compensation	24	25
Excess tax benefits from stock-based compensation	(14)	(13)
Other items	—	(1)
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(26)	(124)
Inventory, prepaid expenses and other current assets	(17)	40
Deferred income taxes	(2)	—
Other assets	1	1
Accounts payable and accrued liabilities	(46)	36
Accrued payroll and employee benefits	23	24
Income taxes payable	41	33
Other long-term liabilities	4	3

Total cash flows provided by operations	138	163
Cash flows from investing activities:
Expenditures for property, plant and equipment	(25)	(12)
Acquisition of a business, net of cash acquired	(140)	—
Other	1	11

Total cash flows used in investing activities	(164)	(1)
Cash flows from financing activities:
Payments on notes payable and long-term debt	—	(15)
Sales of stock and exercises of stock options	13	20
Repurchases of stock	(291)	(223)
Excess tax benefits from stock-based compensation	14	13

Total cash flows used in financing activities	(264)	(205)

Decrease in cash and cash equivalents from continuing operations	(290)	(43)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	1	(1)
Cash provided by (used in) investing activities of discontinued operations	(2)	5

Increase (decrease) in cash and cash equivalents from discontinued operations	(1)	4

Effect of foreign currency exchange rate changes on cash and cash equivalents	(2)	1

Total decrease in cash and cash equivalents	(293)	(38)

Cash and cash equivalents at beginning of period	861	936

Cash and cash equivalents at end of period	$568	$898

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The Company believes that the integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three months ended April 30, 2010 were calculated as follows:

Three Months Ended April 30, 2010
Government segment:
Prior year period’s revenues, as reported	$2,536
Revenues of acquired businesses for the comparable prior year period	71

Prior year period’s revenues, as adjusted	$2,607
Current year period’s revenues, as reported	2,580

Internal revenue growth	$(27)

Internal revenue growth percentage	(1)%

Commercial segment:
Prior year period’s revenues, as reported	$114
Revenues of acquired businesses for the comparable prior year period	—

Prior year period’s revenues, as adjusted	$114
Current year period’s revenues, as reported	107

Internal revenue growth	$(7)

Internal revenue growth percentage	(6)%

Total:
Prior year period’s revenues, as reported	$2,649
Revenues of acquired businesses for the comparable prior year period	71

Prior year period’s revenues, as adjusted	$2,720
Current year period’s revenues, as reported	2,685

Internal revenue growth	$(35)

Internal revenue growth percentage	(1)%

SAIC, INC.

Fiscal Year 2011 Guidance and Year-to-Date Results Excluding Impact of Scottish Power Contract Expiration

(Non-GAAP Reconciliation)

(Unaudited, $ in millions, except per share amounts)

In this release, SAIC, Inc. refers to year-to-date and expectations of operating income margin improvement and growth in diluted earnings per share (EPS) from continuing operations excluding charges from the expiration of the Scottish Power IT Outsourcing Contract, which are non-GAAP financial measures. The company calculates these measures by excluding those year-to-date and expected charges from operating income and diluted earnings per share from continuing operations, the most directly comparable GAAP financial measures. Those reconciliations, which are provided below, have the impact of reducing operating margin improvement and diluted earnings per share from continuing operations growth.

The company uses these non-GAAP financial measures to provide investors with visibility to how it expects its business to perform excluding the impact of the year-to-date and expected charges arising from the expiration of the Scottish Power IT Outsourcing Contract. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the company has incurred and expects to incur charges associated with this contract expiration which are not reflected in these non-GAAP financial measures. The company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the company’s consolidated financial statements prepared in accordance with GAAP.

Reconciliation of Expected Operating Income Margin Improvement for the Year Ended January 31, 2011:

	Low End		High End
Expected Operating Income Margin Improvement Excluding Impact of Scottish Power Contract Expiration	10 basis pts.		20 basis pts.

Less: Expected Impact of Scottish Power Contract Expiration*	(20 basis pts.	)	(20 basis pts.	)

Expected Operating Income Margin Improvement on a GAAP basis	(10 basis pts.	)	0 basis pts.

Reconciliation of Expected Diluted Earnings Per Share From Continuing Operations Growth for the Year Ended January 31, 2011:

	Low End	High End
Expected Diluted EPS from Continuing Operations Growth Excluding Impact of Scottish
Power Contract Expiration	8%	14%
Less: Expected Impact of Scottish Power Contract Expiration*	(3)%	(3)%

Expected Diluted EPS from Continuing Operations Growth on a GAAP basis	5%	11%

*	Expected impact computed utilizing mid-point of estimated pre-tax charge of $20 to $30 million

Reconciliation of Operating Income Margin Improvement — Year-to-Date Fiscal Year 2011

	Operating Income	Operating Income Margin
Current Year, as reported	$207	7.7%
Year-to-Date Impact of Scottish Power Contract Expiration	3	0.1%

Current Year, as adjusted	$210	7.8%
Prior Year, as Reported	$204	7.7%

Improvement Excluding Impact of Scottish Power Contact Expiration		10 basis pts.

Reconciliation of Diluted Earnings Per Share From Continuing Operations Growth — Year-to-Date Fiscal Year 2011

Current Year, as adjusted for Year-to-Date Impact of Scottish Power Contract Expiration	$0.33
Current Year, as reported	0.32

Difference	$0.01
Prior Year, as Reported	$0.29

Growth Excluding Impact of Scottish Power Contact Expiration	$0.04

Growth % Excluding Impact of Scottish Power Contract Expiration	14%